AMENDMENT NO. 1 TO RIGHTS AGREEMENT


          This Amendment No. 1 (the "Amendment") to the Rights Agreement dated as of March 31, 1997 between ChiRex Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent") (the "Rights Agreement"), is executed by the Company as of July 23, 2000.

          WHEREAS this Amendment is entered into pursuant to Section 4.18 of the Agreement and Plan of Merger to be dated as of July 24, 2000 among Rhodia, a French corporation, Cousin Acquisition, Inc., a Delaware corporation, and the Company (the "Merger Agreement").

          WHEREAS the Company has duly authorized the execution and delivery of this Amendment and this Amendment is executed by the Company pursuant to Section 26 of the Rights Agreement.

          NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1. Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

          2. Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end of the paragraph entitled "Acquiring Person":

          "Notwithstanding anything to the contrary contained in this Rights Agreement, (i) neither Rhodia, a French corporation ("Parent"), nor Cousin Acquisition, Inc., a Delaware corporation ("Purchaser"), shall at any time come within the definition of an Acquiring Person as a result of the transactions contemplated by the Agreement and Plan of Merger dated as of July 24, 2000 among Parent, Purchaser and the Company (the "Merger Agreement") and (ii) prior to the termination of the Merger Agreement, no person (including without limitation the Company or any affiliate thereof) that becomes the beneficial owner of more than 15% of the then-outstanding Common Shares shall come within the definition of an Acquiring Person if the existence of an Acquiring Person would cause any condition to the obligations of Parent or Purchaser under the Merger Agreement or the Offer (as defined in the Merger Agreement) not to be satisfied or cause a Fee (as defined in the Merger Agreement) to become payable to Parent or the Purchaser."

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          3.   Amendment of Section 3(b). Section 3(b) of the Rights Agreement
is amended to add the following sentence at the end thereof:

          "Notwithstanding anything to the contrary contained in this Rights Agreement, (i) no Distribution Date shall occur as a result of any of the Transactions, as defined in the Merger Agreement, and (ii) prior to the termination of the Merger Agreement, no Distribution Date shall occur as a result of any person (including without limitation the Company or any affiliate thereof) becoming the beneficial owner of more than 15% of the then-outstanding Common Shares if the occurrence of a Distribution Date would cause any condition to the obligations of Parent or Purchaser under the Merger Agreement or the Offer (as defined in the Merger Agreement) not to be satisfied or cause a Fee (as defined in the Merger Agreement) to become payable to Parent or the Purchaser."

          4. Amendment of Section 7. Section 7 of the Rights Agreement is amended to add the following at the end thereof:

          (h) Notwithstanding anything to the contrary contained in this Rights Agreement, upon effectiveness of the Merger, as defined in the Merger Agreement, all Rights granted by this Rights Agreement shall become null and void, this Rights Agreement shall be terminated and all provisions of this Rights Agreement, collectively and separately, shall be without effect (including, without limitation, all sections pertaining to Redemption Rights).

          5. Effectiveness. This Amendment shall be deemed effective as of July 24, 2000, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          6. Miscellaneous. This Amendment shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware.


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          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                            CHIREX INC.,


                                           by  /s/ Thomas I.H. Dubin
                                               --------------------------------
                                               Name:  Thomas I.H. Dubin
                                               Title: Vice President, General
                                                      Counsel and Secretary